SOURCE: Safe Technologies International, Inc.


SAFE TECHNOLOGIES ANNOUNCES MERGER
AGREEMENT FINALIZED

PALM BEACH, Fla., November 27, 2001/PRNewswire/ -- Safe Technologies International, Inc. (OTC Bulletin Board: SFAD - news) issued a statement today.

Michael J Posner, President, said, "We are pleased to announce that a Merger Agreement with Pro Con A/S, a private company with headquarters in Copenhagen, Denmark, has recently been executed."

Pursuant to the terms of the Merger Agreement, Pro Con A/S will merge into Internet Commerce, Inc., a wholly owned subsidiary of SFAD, which will change its name to Pro Con. After the merger, Pro Con A/S shareholders will own 90% of the entity. SFAD will retain 8% of the merged entity.

Pro Con A/S is a leading European supplier of e-commerce, mid and back office solutions and neutral ticketing to the travel and related industries. Established in 1979, Pro Con A/S consultancy approach to its business and the selection of products it offers, has enabled it to achieve substantial growth. Pro Con A/S estimates growth and positive Profits for the Year 2001. Pro Con A/S currently has offices in six countries.

Pro Con A/S Management intends to create a public trading market for the stock of the merged entity. In order to assist in this effort, the Merger Agreement provides that SFAD will distribute to its shareholders a portion of SFAD's stock in the merged entity. Further information will be forthcoming to SFAD shareholders as this is accomplished.

Mr. Posner concluded, "Management's strategy of a subsidiary merger with what we perceive to be a promising company benefits SFAD shareholders twofold: (1) it provides increased value to SFAD, and therefore, its Shareholders (2) SFAD shareholders will receive shares in a new public company entity. We are delighted to finally be able to notify our shareholders that Management's goal of making substantial transactions, designed to enhance SFAD shareholder value, is being realized."

Forward-Looking Statements: This news release may contain forward looking statements pursuant to the provisions of the Private Securities Litigation Reform Act of 1995, as amended, that may involve risks and uncertainties. These and other risks are described from time to time in the SEC reports filed by Safe Technologies International, Inc.

SOURCE: Safe Technologies International, Inc.
CONTACT: Investor Relations
TEL: 561-832-2700
EMAIL: investor.relations@safetechnologies.com
HTTP://www.safetechnologies.com